Exhibit 5.1

April 30, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Qwest Communications International Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

Holme Roberts & Owen LLP has acted as counsel to Qwest Communications International Inc. (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act 2,745,962 shares of Common Stock which may be offered and sold under the Qwest Communications International Inc. Employee Stock Purchase Plan (the "Plan").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Plan described in the Registration Statement, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other that those expressly set forth in this letter.

Very truly yours,

Holme Roberts & Owen LLP

By:   /s/
Thomas A. Richardson